Exhibit 5.01

AMENDMENT NO. 1 TO

FIRST AMENDED AND RESTATED DECLARATION OF TRUST OF

INREIT REAL ESTATE INVESTMENT TRUST

THIS AMENDMENT (the “Amendment”) is made and entered into effective as of August 1, 2014, by the members of the Board of Trustees of INREIT Real Estate Investment Trust (the “Trust”).

WHEREAS, the Board of Trustees believes it to be in the best interest of the Trust to rename the Trust;

WHEREAS, pursuant to Article XIII of the First Amended and Restated Declaration of Trust (the “Declaration of Trust”), the Board of Trustees is able to amend the name of the Trust without a vote of the shareholders of the Trust.

NOW, THEREFORE, IT IS HEREBY RESOLVED, that:

1.	The name of the Trust is: “Sterling Real Estate Trust”.

2.	Article I of the Declaration of Trust is hereby amended and restated as follows:

“The name of the trust (which is hereinafter called the “Trust”) is: Sterling Real Estate Trust.”

IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the day and year first indicated above.

By:
Name:
Its: